News Release
Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Stephen Weiland
Senior Vice President & Deputy CFO
Phone:	847-383-0867
Email:	stephen.weiland@brunswick.com

Contact:	Lee Gordon
Chief Communications Officer
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports Outstanding First Quarter Results
Exceptional Start to the Year with Revenue and Earnings Exceeding First Quarter 2025
First Quarter GAAP Diluted EPS of $0.32 and As Adjusted Diluted EPS of $0.70
Increasing 2026 Full-Year Guidance: As Adjusted Diluted EPS in the range of $4.00 - $4.50
METTAWA, Ill., April 30, 2026 — Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2026:
First Quarter 2026 Financial Results:

	Q1 2026
in millions (except per share data)	GAAP	Change vs Q1'25		As Adjusted	Change vs Q1'25
Net Sales	$1,378.1	12.8%		$1,378.1	12.8%
Operating Earnings	$50.3	(10.7) %		$82.6	14.6%
Operating Margin	3.6%	(100)	bps	6.0%	10	bps
Diluted EPS from Continuing Operations	$0.32	6.7%		$0.70	25.0%

bps = basis points

“Brunswick delivered an excellent start to 2026, building on the market recovery in the second half of last year, with first quarter results ahead of expectations and prior year despite the dynamic geopolitical and tariff environment,” said David Foulkes, Brunswick Chairman and Chief

Executive Officer. “For the third consecutive quarter, year over year net sales increased across all segments, driven by steady retail trends, continued market share gains, strong OEM demand, accelerated new product and technology introductions, and disciplined operational execution across the enterprise.

Boat retail performance continued to stabilize, with overall first quarter global unit retail approximately flat compared to the relatively strong first quarter of last year and premium sales up. This marked the third consecutive quarter of improved relative retail performance, reinforcing our confidence in a flat-to-slightly improved retail market environment as the year progresses. Strong boating participation continued to support increased sales in our recurring revenue parts and accessories, aftermarket, and subscription boating businesses.

From an inventory perspective, conditions remain exceptionally healthy. Boat and engine pipelines continue to be lean and well aligned with underlying demand, reflecting our deliberate approach to matching wholesale shipments to retail sales. Global boat pipelines were down year over year and flat sequentially, positioning both Brunswick and our dealers well heading into the prime selling season.

In our core U.S. market, product demand and boating participation remain relatively unaffected by the conflict in the Middle East, although the health of the value consumer remains a focus. We have a small direct exposure to Middle East markets but are monitoring trends in Australia and New Zealand and other more exposed markets as oil supply tightens. Our high exposure to the most insulated markets, particularly the U.S. and Canada, which account for more than 70 percent of our total sales, balanced portfolio, lean channel inventories, and operational discipline position us strongly to effectively navigate the macroeconomic volatility.

Our Propulsion business delivered a very strong quarter, with significant year over year sales growth driven by robust OEM demand and continued share gains. Mercury Marine maintained industry-leading positions globally, highlighted by record share at major boat shows and a 200 basis point increase in U.S. outboard market share in the quarter. The powerful operating performance of the business helped to minimize the expected impact from incremental tariffs and incremental product investment on operating earnings.

Engine Parts and Accessories delivered another solid quarter with increased sales and operating margin over the prior year, benefiting from healthy boating participation and continued distribution share gains. This high-margin, recurring-revenue business continues to provide earnings stability and strong cash generation through the cycle.

Navico Group continued its strong performance trend, growing sales and operating margin in the quarter, evidencing the transition from stabilization to growth. Sales increased across all business lines, supported by new product launches, improving OEM and distribution demand, and strong operational execution. Margin expansion in the quarter reflected both solid operating leverage and the benefits from our continued business performance improvement actions.

In our Boat segment, improved retail conditions and disciplined wholesale alignment drove growth in sales and operating margin, alongside continued momentum in our Business Acceleration portfolio. Freedom Boat Club continued to increase its memberships, trips, and locations and, earlier this month, we completed the acquisition of the largest remaining franchise club in the Freedom network that serves the Boston and Cape Cod region. The acquisition will be immediately accretive to earnings.

Finally, we continued to execute our disciplined capital allocation strategy, delivering our fourteenth consecutive annual dividend increase and repurchasing $20 million in shares year to date, underscoring our commitment to returning capital to shareholders while maintaining a strong balance sheet.

Overall, the first quarter demonstrated the strength of our operating model, the benefits of our portfolio mix, the strength of our brands, and our ability to deliver solid financial performance and share gains in a still evolving external environment,” Foulkes concluded.

2026 First Quarter Results

For the first quarter of 2026, Brunswick reported consolidated net sales of $1,378.1 million, an increase of 13 percent versus the first quarter of 2025. Diluted EPS for the quarter was $0.32 on a GAAP basis and $0.70 on an as adjusted basis, an increase of 25 percent versus the first quarter of 2025.

Sales growth reflected improved wholesale and retail trends, continued market share gains in propulsion and several boat categories, strong OEM demand for propulsion, components and electronics, favorable changes in foreign currency exchange rates, pricing actions commencing in the second half of 2025, and solid boating participation driving aftermarket performance. Strong earnings growth in the quarter was supported by the increased sales, favorable mix, improved absorption, and disciplined cost management more than offsetting the impact of incremental tariffs implemented after the first quarter of last year.

Additionally, versus the first quarter of 2025:

Propulsion segment reported a 17 percent increase in sales resulting primarily from strong OEM orders, wholesale acceleration, and continued global share gains. Segment adjusted operating earnings and margin were lower, as the benefits from higher sales and improved absorption were slightly more offset by incremental tariffs and planned accelerated investments in new product development.

Engine Parts and Accessories segment reported a 14 percent increase in sales led by healthy boater participation, driving a 15 percent increase in the products business and a 13 percent increase in the distribution business further supported by continued distribution market share gains. Segment adjusted operating earnings increased 24 percent reflecting the segment’s robust operating leverage.

Navico Group segment reported a 7 percent increase in sales with growth across all business lines supported by improving OEM demand, steady aftermarket performance, and operational efficiency. Segment adjusted operating earnings increased 64 percent and adjusted operating margin increased by 280 basis points reflecting the progressive benefits of product portfolio optimization, operational improvements, and disciplined cost control actions which more than offset incremental tariffs.

Boat segment reported a 6 percent increase in sales driven by higher wholesale shipments and stabilized retail conditions, favorable mix, and continued momentum in the Business Acceleration portfolio. Segment adjusted operating earnings increased 63 percent, reflecting the leverage from higher sales and favorable mix. Freedom Boat Club continued to deliver strong growth in key metrics including the number of trips which increased 20 percent to start the year.
Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $289.3 million at the end of the first quarter, up $13.6 million from 2025 year-end levels.
Net cash used for operating activities of continuing operations during the first three months of 2026 was $63.7 million, primarily reflecting operating results and changes in working capital.
Investing and financing activities resulted in net cash provided of $78.3 million during the first three months of 2026 primarily due to $195.0 million of proceeds from the issuance of short-term debt, net of $57.2 million of capital expenditures, $28.7 million of dividend payments, and $16.2 million of share repurchases.
2026 Outlook
“As we enter the core retail selling season in the U.S., we are encouraged by the stable market conditions and by the strength of our first quarter performance,” said David Foulkes. “We believe steady dealer and customer sentiment, exceptionally healthy and lean pipelines, disciplined wholesale‑to‑retail alignment, and sustained boating participation are sources of confidence as we move through the remainder of 2026.

While direct sales and operational impacts remain limited, heightened geopolitical volatility has introduced new uncertainties. Rate cuts enacted late in 2025 are supporting improved retail and floorplan financing as we enter the peak selling season with recent rate volatility having no clear impact on demand. While expectations for incremental rate relief have moderated, our forecast does not rely on additional cuts. Fuel prices have risen recently due to geopolitical events but generally remain within historical bounds and we are not experiencing any meaningful impact on retail or OEM demand or on boating participation, which remains strong.

The tariff environment remains dynamic. During the quarter, IEEPA tariffs were repealed and replaced with Section 122. More recently, Section 232 tariff applications were amended. Based on current regulations, we believe that our full-year incremental net tariff impact will ultimately land near the lower end of our original $35 to $45 million estimate shared at the beginning of the year. Potential refunds related to previously paid IEEPA tariffs are not yet factored into our outlook.

Our operating priorities remain clear. We are focused on closely aligning production and wholesale with retail demand, driving continued market share gains, maintaining disciplined cost control, and investing in product innovation, technology, and system‑level integration across our portfolio. Recurring‑revenue and aftermarket businesses remain a key strength, supported by sustained boater participation, and are expected to continue to provide consistent earnings and cash generation,” said Foulkes.

“Using our best estimates related to these items and all other business impacts, the following is our updated full-year guidance:
1.Net sales: $5.65 billion to $5.8 billion;
2.Adjusted operating margin: 7.5 percent to 8.0 percent;
3.Adjusted diluted EPS: $4.00 to $4.50;
4.Free cash flow: $350 million or more; and
5.Second quarter 2026 revenue of $1.45 billion to $1.55 billion, and adjusted diluted EPS of $1.10 to $1.20.

This outlook reflects our confidence in expected continued share gains, broad-based revenue growth, and strong operating leverage in a flat-to-slightly-improving market environment.

Finally, I hope that you will join us on Tuesday, August 11th at our Mercury Marine headquarters in Fond du Lac, Wisconsin for Brunswick’s 2026 Investor Day. We will host a live Q&A with Brunswick leadership, tour our Mercury Marine facilities and offer opportunities to experience our products on the water. In advance of the event, a pre-recorded video strategy presentation will be published to our website," Foulkes concluded.

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures used in this release, including adjusted operating earnings, adjusted operating margin, free cash flow, and adjusted diluted EPS, is provided in the reconciliation sections of the consolidated financial statements accompanying this release.
In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to acquisitions, among other adjustments.
Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.
Conference Call Scheduled
Brunswick will hold a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, Chairman and Chief Executive Officer, Ryan M. Gwillim, Executive Vice President and Chief Financial and Strategy Officer, and Stephen Weiland, Senior Vice President and Deputy CFO. The call will be broadcast over the Internet at www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download, and install any needed audio software.
See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.
Security analysts and investors wishing to participate via telephone should call 877-900-9524 (no password needed). Callers outside of North America should call 412-902-0029 (no password needed) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 1 p.m. CDT on Thursday, May 7, 2026, by calling 877-660-6853 or 201-612-7415 (Access ID: 13759795). The replay will also be available at www.brunswick.com/investors.

Forward-Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “should,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” "will," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including rising interest rates, and the amount of disposable income consumers have available for discretionary spending; changes to trade policy and tariffs, including retaliatory tariffs; changes in currency exchange rates; fiscal and monetary policy changes; adverse capital market conditions; competitive pricing pressures; higher energy and fuel costs; managing our manufacturing footprint and operations; loss of key customers; international business risks, geopolitical tensions or conflicts, sanctions, embargoes, or other regulations; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties; supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions; adverse weather conditions, climate change events and other catastrophic event risks; our ability to develop new and innovative products and services at a competitive price; absorbing fixed costs in production; our ability to meet demand in a rapidly changing environment; public health emergencies or pandemics; our ability to successfully implement our strategic plan and growth initiatives; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; our ability to integrate acquisitions and the risk for associated disruption to our business; the risk that restructuring or strategic divestitures will not provide business benefits; our ability to identify and complete targeted acquisitions; maintaining effective distribution; dealer and customer ability to access adequate financing; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; risks related to the Freedom Boat Club franchise business model; outages, breaches, or other cybersecurity events regarding our technology systems, which have affected and could further affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs; our ability to protect our brands and intellectual property; an impairment to the value of goodwill and other assets; product liability, warranty, and other claims risks; legal, environmental, and other regulatory compliance, including increased costs, fines, and reputational risks; risks associated with joint ventures that do not operate solely for our benefit; changes in income tax legislation or enforcement; managing our share repurchases; and risks associated with certain divisive shareholder activist actions.
Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2025. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release.
About Brunswick
Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique, technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include Mercury Marine, MerCruiser, Mercury Racing, and Flite. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Parts & Accessories, Land ‘N’ Sea, Lowrance, Simrad, B&G, Mastervolt, Attwood, and Whale. Our boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft, and Quicksilver. Our service, digital and shared-access businesses include Freedom Boat Club, Boateka, and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has approximately 14,000 employees operating in 26 countries. In 2025, Brunswick was named one of America’s Most Trusted Companies by Forbes Magazine in addition to winning more than 100 awards across the enterprise for the fourth straight year. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025	% Change
Net sales	$1,378.1	$1,221.8	13%
Cost of sales	1,034.5	917.9	13%
Selling, general and administrative expense	242.2	208.0	16%
Research and development expense	46.3	38.5	20%
Restructuring, exit and impairment charges	4.8	1.1	NM
Operating earnings	50.3	56.3	(11)%
Equity earnings	1.6	2.2	(27)%
Other (expense) income, net	(1.6)	1.3	NM
Earnings before interest and income taxes	50.3	59.8	(16)%
Interest expense	(24.6)	(29.7)	(17)%
Interest income	1.2	1.7	(29)%
Loss on early extinguishment of debt	—	(3.7)	(100)%
Earnings before income taxes	26.9	28.1	(4)%
Income tax provision	5.9	7.9	(25)%
Net earnings	$21.0	$20.2	4%

Earnings per common share:
Basic
Earnings from continuing operations	$0.32	$0.31	3%
Net earnings	$0.32	$0.31	3%

Diluted
Earnings from continuing operations	$0.32	$0.30	7%
Net earnings	$0.32	$0.30	7%

Weighted average shares used for computation of:
Basic earnings per common share	65.4	66.2
Diluted earnings per common share	65.7	66.3

Effective tax rate	21.9%	28.1%

NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Consolidated
(in millions, except per share data)
(unaudited)

	Three Months Ended
	Operating Earnings		Diluted Earnings Per Share
	April 4, 2026	March 29, 2025	April 4, 2026	March 29, 2025
GAAP	$50.3	$56.3	$0.32	$0.30
Purchase accounting amortization	14.5	14.6	0.18	0.18
Supplier bankruptcy expense	10.4	—	0.13	—
Restructuring, exit and impairment charges	4.8	1.1	0.05	0.01
Loss on sale of assets	2.2	—	0.03	—
Acquisition, integration, and IT related costs	0.4	0.1	—	—
Loss on early extinguishment of debt	—	—	—	0.04
Special tax items	—	—	(0.01)	0.03
As Adjusted	$82.6	$72.1	$0.70	$0.56

GAAP operating margin	3.6%	4.6%
Adjusted operating margin	6.0%	5.9%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	April 4, 2026	March 29, 2025	% Change	April 4, 2026	March 29, 2025	% Change	April 4, 2026	March 29, 2025
Propulsion	$571.3	$487.0	17.3%	$34.4	$46.1	(25.4)%	6.0%	9.5%
Engine Parts & Accessories	289.8	255.3	13.5%	45.6	39.1	16.6%	15.7%	15.3%
Navico Group	223.5	208.2	7.3%	5.1	(2.8)	NM	2.3%	(1.3)%
Boat	394.7	372.1	6.1%	6.5	7.7	(15.6)%	1.6%	2.1%
Corporate/Other	—	—		(41.3)	(33.8)	(22.2)%
Segment Eliminations	(101.2)	(100.8)	(0.4)%	—	—
Total	$1,378.1	$1,221.8	12.8%	$50.3	$56.3	(10.7)%	3.6%	4.6%

Segment Information - As Adjusted (Non-GAAP)

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	April 4, 2026	March 29, 2025	% Change	April 4, 2026	March 29, 2025	% Change	April 4, 2026	March 29, 2025
Propulsion	$571.3	$487.0	17.3%	$42.3	$46.5	(9.0)%	7.4%	9.5%
Engine Parts & Accessories	289.8	255.3	13.5%	48.4	39.1	23.8%	16.7%	15.3%
Navico Group	223.5	208.2	7.3%	18.4	11.2	64.3%	8.2%	5.4%
Boat	394.7	372.1	6.1%	14.8	9.1	62.6%	3.7%	2.4%
Corporate/Other	—	—		(41.3)	(33.8)	(22.2)%
Segment Eliminations	(101.2)	(100.8)	(0.4)%	—	—
Total	$1,378.1	$1,221.8	12.8%	$82.6	$72.1	14.6%	6.0%	5.9%

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Propulsion Segment	Three Months Ended		2026 vs. 2025
	April 4, 2026	March 29, 2025	$ Change	% Change
Net sales	$571.3	$487.0	$84.3	17.3%

GAAP operating earnings	$34.4	$46.1	$(11.7)	(25.4)%
Supplier bankruptcy expense	7.6	—	7.6	NM
Purchase accounting amortization	0.3	0.3	—	NM
Acquisition, integration, and IT related costs	—	0.1	(0.1)	NM
Adjusted operating earnings	$42.3	$46.5	$(4.2)	(9.0)%

GAAP operating margin	6.0%	9.5%		(350) bps
Adjusted operating margin	7.4%	9.5%		(210) bps

Engine Parts & Accessories Segment	Three Months Ended		2026 vs. 2025
	April 4, 2026	March 29, 2025	$ Change	% Change
Net sales	$289.8	$255.3	$34.5	13.5%

GAAP operating earnings	$45.6	$39.1	$6.5	16.6%
Supplier bankruptcy expense	2.8	—	2.8	NM
Adjusted operating earnings	$48.4	$39.1	$9.3	23.8%

GAAP operating margin	15.7%	15.3%		40 bps
Adjusted operating margin	16.7%	15.3%		140 bps

Navico Group Segment	Three Months Ended		2026 vs. 2025
	April 4, 2026	March 29, 2025	$ Change	% Change
Net sales	$223.5	$208.2	$15.3	7.3%

GAAP operating earnings (loss)	$5.1	$(2.8)	$7.9	NM
Purchase accounting amortization	13.1	13.2	(0.1)	(0.8)%
Restructuring, exit and impairment charges	0.2	0.8	(0.6)	(75.0)%
Adjusted operating earnings	$18.4	$11.2	$7.2	64.3%

GAAP operating margin	2.3%	(1.3)%		360 bps
Adjusted operating margin	8.2%	5.4%		280 bps
bps = basis points
NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Boat Segment	Three Months Ended		2026 vs. 2025
	April 4, 2026	March 29, 2025	$ Change	% Change
Net sales	$394.7	$372.1	$22.6	6.1%

GAAP operating earnings	$6.5	$7.7	$(1.2)	(15.6)%
Restructuring, exit and impairment charges	4.6	0.3	4.3	NM
Loss on sale of assets	2.2	—	2.2	NM
Purchase accounting amortization	1.1	1.1	—	NM
Acquisition, integration, and IT related costs	0.4	—	0.4	NM
Adjusted operating earnings	$14.8	$9.1	$5.7	62.6%

GAAP operating margin	1.6%	2.1%		(50) bps
Adjusted operating margin	3.7%	2.4%		130 bps

Corporate/Other	Three Months Ended		2026 vs. 2025
	April 4, 2026	March 29, 2025	$ Change	% Change
GAAP operating loss	$(41.3)	$(33.8)	$(7.5)	(22.2)%

bps = basis points
NM = not meaningful

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	April 4, 2026		December 31, 2025	March 29, 2025
Assets
Current assets
Cash and cash equivalents	$277.8		$256.8	$286.7
Restricted cash	10.7		18.1	18.0
Short-term investments in marketable securities	0.8		0.8	0.8
Total cash and short-term investments in marketable securities	289.3		275.7	305.5
Accounts and notes receivable, net	638.8		522.8	553.1
Inventories
Finished goods	804.6		767.4	870.5
Work-in-process	167.6		146.9	172.7
Raw materials	281.3		278.0	310.6
Net inventories	1,253.5		1,192.3	1,353.8
Prepaid expenses and other	104.5		72.5	93.5
Current assets	2,286.1		2,063.3	2,305.9

Net property	1,193.4		1,207.8	1,239.6

Other assets
Goodwill	676.4		681.2	972.5
Other intangibles, net	842.5		854.8	910.3
Deferred income tax asset	272.0		272.2	198.2
Operating lease assets	165.2		170.2	163.6
Equity investments	37.2		34.4	38.3
Other long-term assets	33.0		28.3	28.6
Other assets	2,026.3		2,041.1	2,311.5

Total assets	$5,505.8		$5,312.2	$5,857.0

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$490.2	`	$295.4	$386.4
Accounts payable	460.4		374.9	420.3
Accrued expenses	711.1		758.4	661.5
Current liabilities	1,661.7		1,428.7	1,468.2

Debt	1,806.2		1,806.8	2,097.7
Other long-term liabilities	436.4		451.1	418.9
Shareholders’ equity	1,601.5		1,625.6	1,872.2
Total liabilities and shareholders’ equity	$5,505.8		$5,312.2	$5,857.0

Supplemental Information
Debt-to-capitalization rate	58.9%		56.4%	57.0%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Cash flows from operating activities
Net earnings	$21.0	$20.2
Less: net earnings from discontinued operations, net of tax	—	—
Net earnings from continuing operations	21.0	20.2
Depreciation and amortization	74.9	70.1
Stock compensation expense	9.5	6.8
Asset impairment charges	0.6	—
Deferred income taxes	0.9	0.1
Changes in certain current assets and current liabilities	(159.8)	(119.9)
Extended warranty contracts and other deferred revenue	2.3	2.3
Income taxes	(11.6)	8.0
Other, net	(1.5)	(1.0)
Net cash used for operating activities of continuing operations	(63.7)	(13.4)
Net cash used for operating activities of discontinued operations	(0.4)	(14.0)
Net cash used for operating activities	(64.1)	(27.4)

Cash flows from investing activities
Capital expenditures	(57.2)	(37.7)
Investments	(2.7)	(2.8)
Proceeds from the sale of property, plant and equipment	4.7	3.4
Other, net	—	2.1
Net cash used for investing activities	(55.2)	(35.0)

Cash flows from financing activities
Net proceeds from issuances of short-term debt	195.0	266.2
Payments of short-term debt	—	(1.5)
Payments of long-term debt including current maturities	(1.2)	(126.1)
Common stock repurchases	(16.2)	(25.6)
Cash dividends paid	(28.7)	(28.2)
Tax withholding associated with shares issued for share-based compensation	(15.4)	(6.9)
Net cash provided by financing activities	133.5	77.9

Effect of exchange rate changes	(0.6)	3.3
Net increase in Cash and cash equivalents and Restricted cash	13.6	18.8
Cash and cash equivalents and Restricted cash at beginning of period	274.9	285.9

Cash and cash equivalents and Restricted cash at end of period	288.5	304.7
Less: Restricted cash	10.7	18.0
Cash and cash equivalents at the end of period	$277.8	$286.7

Reconciliation
Free cash flow
Net cash used for operating activities of continuing operations	$(63.7)	$(13.4)

Net cash (used for) provided by:
Capital expenditures	(57.2)	(37.7)
Proceeds from the sale of property, plant and equipment	4.7	3.4
Effect of exchange rate changes on cash and cash equivalents	(0.6)	3.3
Free cash flow	$(116.8)	$(44.4)